February 14, 2019

Westley Stockton
Chief Financial Officer
GULF ISLAND FABRICATION INC
16225 Park Ten Place, Suite 300
Houston, Texas

       Re: GULF ISLAND FABRICATION INC
           Form 10-Q for the period ended September 30, 2018
           Filed on November 9, 2018
           File No. 001-34279

Dear Mr. Stockton:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction